August 3, 2016
FOR IMMEDIATE RELEASE

Contact: Laura Ulbrandt (212) 460-1900

LEUCADIA NATIONAL CORPORATION
ANNOUNCES SECOND QUARTER 2016 RESULTS

New York, New York, August 3, 2016--Leucadia National Corporation (NYSE: LUK) today announced its financial results for the three and six month periods ended June 30, 2016. Income before income taxes and net income attributable to Leucadia National Corporation common shareholders were $139.5 million and $57.3 million, or $0.15 per diluted share, respectively, for the three month period. The unusually high effective tax rate of 49% for the three month period reflects the true-up of year-to-date tax expense to our projected full-year effective tax rates at June 30, 2016, which were impacted during the quarter by changes in the geographic mix of earnings among jurisdictions with differing tax rates. In light of Leucadia's U.S. federal NOLs, our tax expense is substantially non-cash. Income (loss) before income taxes and net income (loss) attributable to Leucadia National Corporation common shareholders were ($162.5 million) and ($165.6 million), or ($0.44) per diluted share, respectively, for the six month period ended June 30, 2016.

Rich Handler, CEO of Leucadia, and Brian Friedman, President of Leucadia, said: "Leucadia's second quarter 2016 results reflect more normal quarterly results for Jefferies, as previously reported, and strong results for National Beef, as positive momentum continued throughout the quarter and into the third quarter. The upturn at National Beef is substantial and we believe will be sustained for the foreseeable future. These good results were offset by continued volatility in our fair value adjustments, including an unrealized $47.9 million reduction to the fair value of our FXCM investment (reducing our cumulative gains to $390.3 million)."

During the quarter, Leucadia repurchased a total of 3.0 million common shares at an average price of $16.63 per share. 17.5 million shares remain authorized for repurchase.

Financial Services Businesses

As previously reported, Jefferies second quarter results reflected improved results in Equities and Fixed Income, although new issue capital markets activity remained somewhat muted.

We are pleased with our investment in FXCM, a leading online provider of foreign exchange trading services.  Through the end of the second quarter, our net investment of $279.0 million has yielded us so far cumulative cash of $160.9 million, and the remaining outstanding principal balance of the loan is $192.5 million.  We anticipate full repayment of our loan during 2017, as FXCM continues its sale of noncore assets and generates operating cash flow.  The previously announced amendments to the agreements are expected to be completed during the third quarter.

Work done to integrate Berkadia’s debt origination and investment sales capabilities over the last several years drove solid results for the first half of the year - new financing originated for clients grew 9% to $8.3 billion and investment sales volume grew at 27% to $3.4 billion. We expect to see continued momentum at Berkadia as we enter the heart of the commercial real estate re-finance wave over the next several years.  We recorded income from associated companies related to Berkadia of $20.4 million and $33.5 million for the three and six month periods ended June 30, 2016. During the second quarter, we received cash distributions from Berkadia of $35.3 million, bringing our total distributions received for the first half of 2016 to $40.7 million.

HomeFed took important steps this quarter to begin the realization of value associated with Otay Ranch.  In April, HomeFed partnered with three builders to develop a 450 acre community planned for 948 homes in the Otay Ranch

General Plan Area of Chula Vista, California.  With initial contributions of cash from the builders and land from HomeFed, the builders have taken the responsibility for the construction and marketing of the homes, while HomeFed will complete the community infrastructure.  Profits from home sales will be shared.  In anticipation of higher future taxable income, HomeFed released a valuation allowance of $31.8 million against its deferred tax assets.  We recorded income from associated companies related to HomeFed of $23.6 million during the second quarter.

Merchant Banking Businesses

National Beef had a terrific second quarter, continuing the momentum from earlier this year.  Pretax income of $62.9 million for the second quarter and $84.3 million year-to-date reflects a more balanced dynamic between supply of available cattle and demand for beef.

The stock price of HRG Group decreased slightly during the second quarter, resulting in an unrealized mark-to-market decrease in value of $9.3 million and bringing the year-to-date net increase in value to $7.9 million.  On July 5, HRG announced its wholly-owned subsidiary, HGI energy, has entered into an agreement to sell 100% of its interest in its oil and gas subsidiary, Compass, for $145 million, and expects the transaction to close in August.

Garcadia’s long term focus on growing the fixed operations side of its business continued to pay dividends in the first half with same store gross revenues generated by the service and parts businesses up 7.5%.  During the quarter we acquired one additional dealership, West Coast Toyota in Long Beach, CA, bringing our total dealership count to 28.  We received cash distributions from Garcadia of $25.7 million during the first half of the year.

Linkem, our growing fixed wireless broadband provider in Italy, ended the quarter with 355,282 customers, up 14% from year-end. Linkem continues to focus on expanding the network footprint and increasing network capacity, with 83% of its 1,539 base stations currently LTE enabled.  With service comparable to fiber, and significant capital expenditure and speed of deployment advantages, Linkem is poised to become an integral component of Italy’s broadband solution.

Conwed, our plastics manufacturing company, completed another solid quarter, with strong volumes in Conwed’s legacy business, particularly in the erosion control segment.  Conwed’s total pretax income, compared to last year, grew 21% in the second quarter, and 45% year-to-date, due to a favorable product mix and better resin prices.

Idaho Timber showed improvement in pretax income as a result of attractive supply purchasing opportunities generated by excess Canadian lumber, the continued slow rebound in housing construction and increased volumes to its largest home center customer.

We have an effective 35% interest in the Golden Queen Mining Company, which owns the Soledad Mountain gold and silver project in Kern County, California. Golden Queen commenced gold and silver production in March. We are pleased with the commissioning progress, and mining and processing activities are now operating 7 days per week.  With the processing plant running at-or-above designed throughput levels, the focus is to raise the run-time per day to improve results.

Juneau Energy drills for, develops and produces oil and gas, and owns acreage and production in Oklahoma and East Texas. Drilling was on hold during the second quarter as the company studied and evaluated its development opportunities and awaited improved oil and gas prices.  Juneau is extending the terms of many core leases at modest renewal prices and in other areas it is rationalizing acreage holdings where it does not expect to drill in the near term. Juneau anticipates that expenses will continue to exceed revenues until drilling restarts and lease renewal determinations have been finalized.

Vitesse Energy owns non-operated oil and gas assets within the core of the Bakken Field in North Dakota.  It owns over 21,000 net acres and associated non-operated oil and gas production from over 1,200 gross producing wells, primarily located in Williams, McKenzie and Mountrail counties.  During the second quarter, Vitesse production volumes increased as operators continued to drill and complete wells in the core areas of the Bakken shale.

* * * *

For more information on the Company’s results of operations for the three and six months ended June 30, 2016, please see the Company’s Form 10-Q, which will be filed with the Securities and Exchange Commission today.

This press release contains “forward looking statements” within the meaning of the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward looking statements include statements about our future and statements that are not historical facts. These forward looking statements are usually preceded by the words “should,” “expect,” “intend,” “may,” “will,” or similar expressions. Forward looking statements may contain expectations regarding revenues, earnings, operations, and other results, and may include statements of future performance, plans, and objectives. Forward looking statements also include statements pertaining to our strategies for future development of our business and products. Forward looking statements represent only our belief regarding future events, many of which by their nature are inherently uncertain. It is possible that the actual results may differ, possibly materially, from the anticipated results indicated in these forward looking statements. Information regarding important factors, including Risk Factors that could cause actual results to differ, perhaps materially, from those in our forward looking statements is contained in reports we file with the SEC. You should read and interpret any forward looking statement together with reports we file with the SEC.

SUMMARY FOR LEUCADIA NATIONAL CORPORATION AND SUBSIDIARIES
(In thousands, except per share amounts)
(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,

	2016	2015	2016	2015

Net revenues	$2,625,358	$2,839,463	$4,640,464	$6,024,146

Net realized securities gains	$7,414	$9,093	$8,142	$24,182

Income (loss) before income taxes and income
related to associated companies	$87,572	$(29,344)	$(234,443)	$517,312

Income related to associated companies	51,890	29,807	71,942	70,258

Income (loss) before income taxes	139,462	463	(162,501)	587,570

Income tax provision (benefit)	68,850	(14,571)	(14,511)	198,107

Net income (loss)	70,612	15,034	(147,990)	389,463

Net loss attributable to the noncontrolling interests	760	356	1,812	590

Net (income) loss attributable to the redeemable
noncontrolling interests	(13,068)	2,031	(17,382)	9,143

Preferred stock dividends	(1,015)	(1,015)	(2,031)	(2,031)

Net income (loss) attributable to Leucadia National
Corporation common shareholders	$57,289	$16,406	$(165,591)	$397,165

Basic earnings (loss) per common share attributable to
Leucadia National Corporation common shareholders:
Net income (loss)	$0.15	$0.04	$(0.44)	$1.04

Number of shares in calculation	372,556	373,654	372,448	373,611

Diluted earnings (loss) per common share attributable to
Leucadia National Corporation common shareholders:
Net income (loss)	$0.15	$0.04	$(0.44)	$1.04

Number of shares in calculation	372,556	373,662	372,448	377,783